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                      CONSENT OF INDEPENDENT ACCOUNTANTS


     We consent to the incorporation by reference of our report dated February 4, 1997, on our audit of the consolidated financial statements of Studio Plus Hotels, Inc. ("Studio Plus") as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996 in (i) the Company's Registration Statement on Form S-8, Registration No. 333-10255; (ii) the Company's Registration Statement on Form S-8, Registration No. 333-25639; (iii) the Company's Registration Statement on Form S-3, Registration No. 333-100; and
(iv) the Company's Registration Statement on Form S-3, Registration No. 333-21625, which report and financial statements are incorporated by reference to Studio Plus' Annual Report on Form 10-K for the fiscal year ended December 31, 1996.



COOPERS & LYBRAND L.L.P.

Cincinnati, Ohio

April 25, 1997